Exhibit 10.6

PacificNet Hong Kong Office Lease Agreement

August 30, 2002

Re: Suite 1702, 17/F., Chinachem Century tower, 178 Gloucester Road, Wanchai, Hong Kong

We refer to your interest in leasing of the above property and are please to set out herewith the terms and conditions which the Landlord would be willing to offer:

1. Landlord	:		Cheong Ming Investment Company Limited
2. Tenant	:		Pacificnet.com (SE Asia) Limited
3. Premises	:		Suite 1702, 17/F., Chinachem Century Tower
4. Area	:		2,146 sq. ft. gross
5. Term of Tenancy	:		2 years
6. Commencement Date	:		16th September 2002
7. Monthly Rent	:		Hk$13.00 per sq.ft. gross per calendar month
8. Rent free period	:

No rent and air-conditioning fee will be charged for the first three months and rent free only for the last one month of the term mentioned above. However, the rent free period will not be free of any other outgoing that Tenant convenant to pay under the Lease and shall be paid up in full upon signing of the Lease Agreement. If the Tenant commence business, the air-conditioning charge will become payable.

9. Option to review	:

The Tenant shall have an option to renew the Tenancy for a further term of one year at the Fair market Rent by three months’ prior written notice. If both parties cannot meet the Agreement, the Fair Market Rent shall be determined by an independent surveyor.

10. Management Fee	:		The initial charge for management fee will be HK$1.50 per square foot gross per calendar month which sum shall be subject to review based upon increase in the costs of service provided.
11. Air-conditioning	:

The initial charge for air-conditioning charge will be HK$2.00 per sq. ft. gross per calendar month which sum shall be subject to review based upon increase in the costs of supply. Normal operation hour will be as follows:-

	:		Mondays-Fridays 8:30a.m.-6:00p.m.
	:		Saturdays 8:30a.m.-1:30p.m.
	:		Sundays & Public Holidays NIL
12. Additional Air- conditioning	:		The charge for additional air-conditioning services outside normal operation hour requested by the Tenant shall be at such rate as shall be determined by the Landlord according to the costs of supply.
13. Government Rates	:

Government rates will be charged to the Tenant’s account quarterly in advance and prior to formal assessment by Rating and Valuation Department will be charged at 5 % on rental payable per month, any adjustment necessary will be made upon such formal assessment.

14. Deposit	:		The following deposit shall be payable by the Tenant:-
		1.	Upon signing of the Letter of Offer
a. One month’s rent
		2.	Upon signing of the Lease
a. Two months’ rent
b. Three months’ management fee
c. Three months’ air-conditioning charge
The deposit may have to be topped-up by Tenant from time to time such that it maintains an amount equivalent to three months’ rent, management fee and air-conditioning charge.

15. Advance Charges	:

All payments of rent, management fee and air-conditioning charges shall be payable monthly in advance, and the rates shall be payable quarterly in advance. The first of such payments shall be payable upon signing of the Lease Agreement.

16. User	:	The use of the premises will be restricted to office use only.
17. Fitting Out	:	The Tenant shall not commence any fitting out works to the said premises without the prior written approval by the Landlord of plans and specifications submitted by the Tenant.
18. Decoration Deposit	:

The Tenant shall pay a decoration deposit in a sum of HK$10,730.00 upon the execution of the Lease. The decoration deposit will be refunded after deduction, if any, to the Tenant after completion of his fitting out works.

19. Nominated Contractor	:

All electrical wiring installations and fitting from the building, meter room to the Tenant’s meter and/or main MCB switch, all alteration and/or installation works relation to plumping and drainage, air-conditioning structural and fire services within the premises shall use the Landlord’s nominated contractors.

20. Cleaning Contractor	:

The Tenant shall be responsible for the general cleaning service to the interior of the demised premises and to appoint only such cleaning contractor approved by the Landlord or to employ his own employee for the cleaning of the premises.

21. Signage	:

The Tenant shall not affix or display within or outside the premises any writing, sign, poster, flag or other device notice whether illuminated or not which may be visible from outside of the premises without the prior consent in writing by the Landlord.

22. Name of Building	:

The Landlord reserves the right to name or rename the Building with any such name or style as it in its absolute discretion may determine and at any time and from time to time to change alter substitute or abandon any such name provided that the Landlord shall give the Tenant and the Postal and other relevant Government Authorities not less than three months’ notice of its intention to do so.

23. Sub-Letting	:	The Tenant shall not assign, sublet, license or part with possession of the premises or any part thereof.
24. Landlord’s Provision	:

The Landlord shall provide fancoil the material of ceiling tiles, ceiling grilles, light boxes, sterling carpet and fancoil units without installation to the Tenant in our standard quantities upon the Tenant’s request not later than 15th November 2002. All materials shall be picked up at the Landlord’s warehouses at different places. Should the Tenant request to delivery all costs will be borne by the Tenant.

25. Alterations to Building	:

The Landlord reserves the right from time to time to improve extend add to or reduce the common areas and/or the common facilities of the Building or any part thereof or in any manner whatsoever alter or deal with the Building or any part thereof (other than the Premises) Provided always that in exercising such right the Landlord will endeavor to cause as little inconvenience to the Tenant as is practicable under the circumstances.

26. Legal costs	:

All costs and expenses of and incidental to the preparation and completion of the Tenancy shall be paid and borne by the parties in equal share, save that if the Tenant instruct another firm of solicitors to act on their behalf other than Ford Kwan & Company in that event the Tenant shall pay to the Landlord’s solicitors Ford Kwan & Company on behalf of the Landlord the costs of the Tenancy at half scale charge.

27. Redevelopment	:

The Tenant hereby agrees that if any time during the term hereby created the Landlord shall redevelop the building by serving 6 months’ prior written notice to the Tenant and the Tenancy shall cease and be void upon the expiration of the notice.

28. Stamp duty	:	To be shares equally between the parties.

29. Special Conditions	:

The premises will be delivered to the Tenant in “as is” condition and the Tenant herby declares and confirms that the existing fittings, partitions, ceiling and decoration of the premises will be taken over and upon earlier determination or expiration of the Lease, the Tenant shall upon the Landlord’s request remove at the Tenant’s own costs such fittings, partitions, ceiling and decoration and restore and reinstate the Premises to a good and tenantable condition.

30. Formal Tenancy Agreement	:

The Tenant shall attend the office of the Landlord’s solicitor on or before 13th September 2002 to sign a Formal Tenancy Agreement which shall be in such terms as the Landlord may in its absolute discretion determine and to pay the balance of deposits and such rentals and other charges as may be required by the Landlord. Should the Tenant fail to sign the Formal Tenancy Agreement or pay the balance of deposit or any rentals or charges on or before the date aforesaid, the Landlord shall be entitled to forfeit all payments that have been made by the Tenant together with the tenancy created hereunder if any and to re-enter upon the said premises if the same have been delivered to the Tenant without prejudice to any other rights of the Landlord hereunder or otherwise.

31. Time Limit	:	This offer is valid until 4:00p.m. on 31st August 2002.

Please confirm your acceptance as set out above by signing and returning the duplicate of this letter together with your cheque in a sum equivalent to one month’s rent by way of initial deposit made payable to “Chinachem Agencies Limited”.

If you wish to discuss this matter in further detail, please do not hesitate to contact our Gipsy Yung or the undersigned.

Yours faithfully,
For and on behalf of
Chinachem Agencies Limited
/s/ W.K. Tam
W.K. Tam
Manager
Accepted by:

/s/ Tony Tong
For and on behalf of PacificNet.com (SE Asia) Ltd